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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
TSP SENDS LETTER TO SHAREHOLDERS

In response to a letter from Dr. Asher "Al" O. Pacholder, TSP sent ICO shareholders its own analysis of the proposed Varco transaction this evening. Click below to read the text of the letter:

http://www.travisstreetpartners.com/FrameShareholderLetter010328.htm

TRAVIS STREET PARTNERS,  LLC                                  910 Travis Street
                                                                     Suite 2150
                                                          Houston,  Texas 77002
                                                               fax 713 759 2040
                                                               tel 713 759 2030
                                                   www.travisstreetpartners.com


      THE NEED FOR OUTSIDE DIRECTORS IS MORE CRITICAL NOW THAN EVER BEFORE!

Dear Fellow ICO Inc. Shareholder:

                  We welcome ICO's attempt to "unlock" shareholder value by entering into a letter of intent with Varco International, Inc. to sell ICO's oilfield services business for $165 million in cash, but we question whether this highly contingent deal is best for shareholders:

         - Not one cent goes to shareholders. $165 million is $7.30 per share. But not a penny out of this will go to shareholders.

         - The Internal Revenue Service will take as much as $35 million in taxes.

         - A number of ICO's largest investors have written to ICO's directors, urging them not to sell the oilfield services business.

         - We believe this proposed transaction will not stand up to regulatory scrutiny.

                      SEEMS LIKE ANOTHER PACHOLDER PAYDAY!

         Upon further review we really start to wonder whether if this deal goes through- is it just another deal good for the Pacholders and bad for the shareholders? Consider the following:

         - $1.6 million per year will continue to go to Pacholders as we expect Al Pacholder and his family will continue to earn a swollen pay packet of salaries, bonuses, cheap options, and other perks which amounted to at least $1.6 million last year.

         - At least $120 million (about $5.30 per share) will pay off junk bonds underwritten by Bear Stearns, ICO's investment bankers. Worse, a `make-whole' provision could cost shareholders as much as an extra $14 million.

         -        Over $32 million will redeem preferred stock.

         - Millions of dollars will be paid to redeem Senior Notes and preferred stock owned by ICO Board members and Pacholder-named businesses.

With a deal like this on the table, shareholders need outside directors now more than ever. We urge you to vote the enclosed GOLD proxy card FOR the Travis Street Partners director slate. We believe they will provide better oversight


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
during this important transition and assure better value for all ICO shareholders.

After spending four months and millions of dollars of your money in pursuit of a better deal, including a $3.5 million break-up fee ($0.17 per share), the only proposal the Pacholders have shown shareholders could hypothetically result in a stock with earnings of $0.22 per share, which we value at $2.50 per share. At the least, ICO could let shareholders compare which proposal is better for them:

         - a highly contingent, non-binding proposal from Varco which provides no cash for shareholders and leaves investors with shares of a Pacholder-managed enterprise in an out-of-favor industry, or

         - a fully-financed cash proposal from TSP for $2.65 to $3.25 per share.

But since ICO is already selling assets, the Board should invite scrutiny from the maximum possible number of bidders by putting the company up for bid and letting the highest bidder prevail.

Travis Street Partners has made an all-cash proposal to pay ICO's COMMON SHAREHOLDERS as much as $3.25 for each share you own - and the ICO Board of Directors won't give you a chance to take advantage of it.

              DID SOMEONE SAY `OFFICERS AND DIRECTORS LIABILITY' ?

ICO hasn't stated that the Board of Directors has unanimously approved the Varco proposal. Why not ? If the proposal is good for shareholders, the directors should stand behind it unanimously.

Out of ten members of the ICO board, six are either named Pacholder, are employees of a company named Pacholder and majority owned by Pacholders, or are directors of a Pacholder-named mutual fund. The Board's Audit committee failed NASD independence tests last year; to "enhance independence", at the last minute both the Audit and Compensation Committees were shuffled in November 2000 and January 2001.

Shareholders are entitled to know how all ten directors voted on the Varco proposal. TSP has asked ICO to produce the minute books and to disclose how ALL directors voted on this important decision. TSP has reminded directors, once again, that as one of ICO's largest shareholders, TSP will hold each of them accountable for ALL decisions in which they participate as members of the Board of Directors.

                   WHAT'S WRONG WITH THREE OUTSIDE DIRECTORS ?

ICO's proxy material could lead you to believe that this proxy contest is a battle for control of ICO. That's just not true! If our efforts to elect our nominees to the Board are successful, we will have only three of the ten Board seats - less than one third. At best, after the election, the score is still 7 to 3 for the Pacholders: seven Pacholder-nominated directors to three TSP-nominated directors.

What can three outside directors do to enhance shareholder value ?


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         o        Our directors will SCRUTINIZE the proposed Varco transaction and other management actions to make sure that they're in the best interests of shareholders, not Pacholders.

         o Our directors will vote AGAINST the issuance of more free voting rights to Pacholders.

         o Our directors will vote FOR fiscal prudence in ICO's spending, including discipline in corporate expense accounts and reductions in corporate overhead and AGAINST bonus plans, salary increases, option plans, and other compensation unless they're tied to the creation of value for shareholders.

         o Our directors will work hard to FOCUS this Board on its FIDUCIARY DUTY to maximize shareholder value.

By electing three outside directors, you can help increase the independence of the ICO Board and reduce the number of Pacholder-connected directors.

                   TO UNLOCK SHAREHOLDER VALUE, YOU NEED A KEY

Months ago, Travis Street Partners gave the ICO Board of Directors the keys to unlock shareholder value. TSP's all-cash proposal to ICO's Board of Directors could put as much as $3.25 per share in shareholder pockets. The Varco proposal provides NO CASH to shareholders, is highly contingent, and may never be approved by federal regulators.

Dr. Asher "Al" O. Pacholder has been fumbling for the keys to shareholder value for more than five years. When he couldn't figure out which one worked, the ICO Board brought on a whole crew of Pacholders to help pick the lock: Dr. Asher "Al" O. Pacholder's wife Sylvia, his son Tom and his daughter Robin. They've even hired Dr. Asher "Al" O. Pacholder's son-in-law, David Gerst, to help out with the legal work. Each of these Pacholders holds a highly-paid job at ICO. and, we suppose, they're all busy unlocking shareholder value.

Help us pull the rug out from under Al and Sylvia Pacholder by electing TSP directors to ICO's Board. ICO's value belongs to shareholders, not Pacholders.


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
Please sign, date and return the enclosed GOLD proxy card to vote FOR the TSP nominees. If you have any questions or require assistance in voting your GOLD proxy card, please call MacKenzie Partners (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Sincerely yours,


TRAVIS STREET PARTNERS, LLC


Christopher N. O'Sullivan, Manager


Timothy J. Gollin, Manager






                             PROTECT YOUR INVESTMENT



                           VOTE YOUR GOLD PROXY TODAY!








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